EXHIBIT 99.1

FOR RELEASE:	IMMEDIATELY

FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman 610-581-4800 or 610-525-2531 (evening); Joseph W. Rebl, Treasurer 610-526-2466 or 609-814-0507 (evening)

Bryn Mawr Bank Corporation Announces a 16% Increase in Diluted Earnings per Share for Continuing Operations in First Six Months of 2003

BRYN MAWR, Pa., July 25, 2003—Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company, (the “Bank”), announced that income from continuing operations during the first six months of 2003 showed a 16% growth of $766,000 compared to the same six month period in 2002 and an 17¢ growth in diluted earnings per share. The Corporation also announced that it is presently negotiating to sell its family office subsidiary, Joseph W. Roskos & Co., and therefore earnings were reduced by a net loss from discontinued operations of $2,120,000, which reflects the impaired value of the goodwill related to this subsidiary, as well as other expenses associated with the discontinued operation.

As a result of this divestiture, net income for the first six months of 2003 was $3,478,000 down 29% from $4,865,000 reported for the same period in 2002. Diluted earnings per share for the first six months were down 28% to 79¢ from $1.11 for the same period last year.

Second quarter income from continuing operations showed a 12% growth of $285,000, and diluted earnings per share from continuing operations are up by 13% or 7¢ per share. Second quarter net income, reflecting the loss from discontinued operations, was down 67% to $809,000 from $2,456,000 reported for second quarter 2002, while diluted earnings per share stand at 18¢, compared to 55¢ for last year’s second quarter.

According to Corporation Chairman Ted Peters, “After four years as part of our corporate structure, it has become apparent that Joseph W. Roskos & Co. is not a fit with our strategy of becoming the leading provider of integrated financial services to wealthy individuals and families. I believe that the sale of this subsidiary will have a positive effect on future earnings.”

Peters continued, “The Bank continues to perform well. Our core earnings growth remains strong, and our asset quality is high, as demonstrated by the fact that non-performing loans were $44,000 as of June 30, 2003, compared to $123,000 on June 30, 2002. Our wealth management business segment’s revenues grew by 10 % in the second quarter of 2003 compared to the same period in 2002.”

Net interest income decreased by 1% in second quarter 2003 compared to second quarter 2002, showing the effect of decreasing interest rates. Second quarter total other income, however, increased by $2,277,000 primarily due to income generated by sales of residential mortgage loans and fee revenue for trust services.

Total other expenses increased by 23%. The primary reasons for this increase were acceleration of the amortization of mortgage servicing rights, as higher rate mortgage loans being serviced by the Bank were prepaid, and an impairment in the balance of mortgage servicing rights at June 30, 2003 of $350,000 being charged against the quarter’s earnings. Both of these expense increases are directly attributable to the continued decline in residential mortgage rates during the first half of 2003.

In other business, the Corporation’s Board of Directors approved a regular quarterly dividend of 20¢ per share, payable September 1, 2003, to shareholders of record as of August 4, 2003.

# # # #